                                                                     EXHIBIT 2.6

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               PET QUARTERS, INC.
                              720 East Front Street
                             Lonoke, Arkansas 72086

                        PQ ACQUISITION COMPANY III, INC.
                              720 East Front Street
                             Lonoke, Arkansas 72086

                                       AND

                                ALLPETS.COM, INC.
                         888 West 6th Street, 15th Floor
                          Los Angeles, California 90017


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                                TABLE OF CONTENTS

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                                                                                                               Page

ARTICLE I           THE MERGER.................................................................................   1
                    1.1.     The Merger........................................................................   1
                    1.2.     Conversion of Shares..............................................................   1
                    1.3.     Surrender of Certificates:  Payment of Merger Consideration:  Dissenting
                             Shares............................................................................   2
                    1.4.     Closing...........................................................................   3

ARTICLE II          THE SURVIVING CORPORATION..................................................................   3
                    2.1.     Certificate of Incorporation......................................................   3
                    2.2.     Bylaws............................................................................   3
                    2.3.     Board of Directors................................................................   4
                    2.4.     Officers..........................................................................   4

ARTICLE III         WARRANTIES OF THE COMPANY..................................................................   4
                    3.1.     Company's Organization and Good Standing..........................................   4
                    3.2.     Power and Authority: Execution and Delivery.......................................   4
                    3.3.     Capitalization and Voting Rights..................................................   4
                    3.4.     Subsidiaries......................................................................   5
                    3.5.     Valid Issuance of Company Shares: Ownership of Company Shares.....................   5
                    3.7.     No Undisclosed Liabilities........................................................   5
                    3.8.     Absence of Certain Changes: Agreements with Affiliates............................   6
                    3.9.     Governmental Approvals and Filings................................................   7
                    3.10.    Litigation........................................................................   7
                    3.11.    Compliance with Law...............................................................   7
                    3.12.    Permits: Compliance...............................................................   7
                    3.13.    Proprietary Rights................................................................   8
                    3.14.    No Conflict.......................................................................   9
                    3.15.    Material Contracts................................................................   9
                    3.16.    Employee Benefit Plans: Labor Matters.............................................  10
                    3.17.    Tax Matters.......................................................................  10
                    3.18.    Minute Books......................................................................  11
                    3.19.    Certain Interests.................................................................  11
                    3.20.    Insurance.........................................................................  11
                    3.21.    Brokers and Finders...............................................................  12
                    3.22.    Registration Statement............................................................  12
                    3.23.    Personnel.........................................................................  12
                    3.24.    Assets............................................................................  12
                    3.25.    Condition and Operation of the Assets.............................................  12
                    3.26.    Knowledge.........................................................................  12

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBSIDIARY.........................  12
                    4.1.     Parent's and Merger Subsidiary's Organization and Good Standing...................  13
                    4.2.     Power and Authority: Execution and Delivery.......................................  13
                    4.3.     Governmental Approvals and Filings................................................  13
                    4.4.     No Conflict.......................................................................  13
                    4.5.     Merger Consideration..............................................................  13
                    4.6      Capitalization....................................................................  13
                    4.7.     Reports and Financial Statements..................................................  14
                    4.8.     No Undisclosed Liabilities........................................................  14


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
                    4.9.     Absence of Certain Changes or Events................................................  15
                    4.10.    Compliance with Laws................................................................  15
                    4.11.    Litigation..........................................................................  15
                    4.12.    Ownership of Merger Subsidiary......................................................  15
                    4.13.    Articles of Incorporation and Bylaws................................................  15
                    4.14.    No Prior Activities.................................................................  15
                    4.15.    Brokers and Finders.................................................................  16
                    4.16.    Permits: Compliance.................................................................  16
                    4.17.    Taxes...............................................................................  16
                    4.18.    Proprietary Rights..................................................................  16

ARTICLE V           COVENANTS OF THE COMPANY.....................................................................  17
                    5.1.     Regular Course of Business: Restricted Activities and Transactions..................  17
                    5.2.     Access to Books, Records and Other Information......................................  17
                    5.3.     Notice of Developments..............................................................  17
                    5.4.     No Solicitation or Negotiation......................................................  17
                    5.5.     Preservation of Tax-Free Merger.....................................................  18

ARTICLE VI          COVENANTS OF PARENT..........................................................................  18
                    6.1.     Preservation of Tax - Free Merger...................................................  18
                    6.2.     Certain Employee Matters............................................................  18
                    6.3.     Access to Information...............................................................  18
                    6.4.     Notice of Developments..............................................................  18
                    6.5.     Maintenance of Los Angeles Office...................................................  18

ARTICLE VII         MUTUAL COVENANTS.............................................................................  18
                    7.1.     Payment of Expenses.................................................................  18
                    7.2.     Public Announcements................................................................  18
                    7.3.     Further Action......................................................................  19

ARTICLE VIII        CONDITIONS TO OBLIGATIONS OF PARENTS.........................................................  19
                    8.1.     Representations and Warranties True.................................................  19
                    8.2.     Performance of Covenants............................................................  19
                    8.3.     Opinion of Counsel..................................................................  19
                    8.4.     No Governmental or Other Proceeding or Litigation...................................  19
                    8.5.     Certificate of the Company..........................................................  19
                    8.6.     No Material Adverse Effect..........................................................  19
                    8.7.     Certificate of Merger...............................................................  19
                    8.8.     Employment Agreements...............................................................  20
                    8.9.     Shareholder Consent.................................................................  20

ARTICLE IX          CONDITIONS TO OBLIGATIONS OF THE COMPANY.....................................................  20
                    9.1.     Representations and Warranties True.................................................  20
                    9.2.     Performance of Covenants............................................................  20
                    9.3.     No Governmental or Other Proceeding or Litigation...................................  20
                    9.4.     Certificate of Parent and the Merger Subsidiary.....................................  20
                    9.5.     Certificate of Merger...............................................................  20
                    9.6.     No Material Adverse Effect..........................................................  20
                    9.7.     Employment Agreements...............................................................  20
                    9.8.     Opinion of Counsel..................................................................  20

ARTICLE X           SURVIVAL AND INDEMNIFICATION.................................................................  21
                    10.1.    Survival of Representations and Warranties..........................................  21
                    10.2.    Indemnification by the Company Shareholders.........................................  21
                    10.3.    Indemnification by Parent...........................................................  21
                    10.4.    Indemnification Procedures..........................................................  21
                    10.5.    Limit on Indemnification............................................................  22
                    10.6.    Treatment of Indemnification Parents................................................  22
                    10.7.    Sole Remedy.........................................................................  22

ARTICLE XI          TERMINATION..................................................................................  22
                    11. 1.   Termination.........................................................................  22


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
                    11.2.    Effect of Termination...............................................................  23

ARTICLE XII         POST CLOSING COVENANTS.......................................................................  23
                    12.1.    NASDAQ Small Cap Listing............................................................  23
                    12.2.    Share Price Achievement.............................................................  23
                    12.3.    Covenant Restriction................................................................  23
                    12.4.    Current Registration................................................................  23
                    12.5.    Future Registration.................................................................  25

ARTICLE XIII        MISCELLANEOUS PROVISIONS.....................................................................  25
                    13.1.    Notices, Etc........................................................................  25
                    13.2.    Survival Of  Representations and Warranties.........................................  26
                    13.3.    Entire Agreement; Amendment.........................................................  26
                    13.4.    Individual Provisions...............................................................  26
                    13.5.    Press Releases......................................................................  26
                    13.6.    Governing Law: Consent to Jurisdiction; Venue; Waiver of Jury Trial.................  26
                    13.7.    Specific Performance................................................................  27
                    13.8.    General.............................................................................  27

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER. dated as of May 30, 2000 by and among Pet Quarters, Inc., an Arkansas corporation ("PARENT"), PQ Acquisition Company III, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "MERGER SUBSIDIARY"), and Allpets.com, Inc., a Delaware corporation (the "COMPANY").

         WHEREAS, Parent desires to acquire the Company, and the Company desires that Parent acquire the Company by a statutory merger of the Company and the Merger Subsidiary, all on the terms and conditions set forth in this Agreement (the "MERGER"); and

         WHEREAS, Parent and the Company desire that the Merger qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code and the Treasury regulations promulgated thereunder (the "REGULATIONS"); and

         WHEREAS, all of the shareholders of the Company, as listed on Exhibit A hereto (the "SHAREHOLDERS"), have and will consent to and approve the Merger and the related transactions contemplated hereby; and

         WHEREAS, the Boards of Directors of the Company, Parent and the Merger Subsidiary have approved and adopted, at meetings of each of such Boards of Directors, this Agreement and have authorized its execution, and the Shareholders have consented to and voted in favor of the approval and adoption of this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the mutual covenants, agreements, representations, warranties, conditions and promises hereinafter contained, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. (a) At the Effective Time (as defined in Section 1.1(b)), the Merger Subsidiary shall be merged with and into the Company (the "MERGER"), in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE GCL") whereupon the separate existence of the Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

               (b) As soon as practicable after satisfaction or waiver of all conditions set forth in Articles VIII and IX, the Company and the Merger Subsidiary will file a certificate of merger (which shall be in form and substance reasonably satisfactory to the parties hereto) with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") and make all other filings or recordings required by the Delaware GCL in connection with the Merger. The Merger shall become effective when the certificate of merger is duly filed with the Secretary of State or at such later time and date as is agreed by each of the parties hereto and is specified in the certificate of merger (the "EFFECTIVE TIME").

               (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company, all as provided in the Delaware GCL.

         1.2. Conversion of Shares. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of the Merger Subsidiary or the Company:

               (a) Prior to the Effective Time, Parent shall have transferred, assigned and delivered the number of shares of Parent Common Stock required to accomplish the transactions described in subparagraph (c) hereof (the "Merger Consideration") to the Merger Subsidiary in exchange for all of the issued and outstanding shares of common stock of the Merger Subsidiary.

               (b) Each share of common stock, par value $.001 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become the same number of shares of common stock, par value $.001 per share, of the Company with the same rights, powers and privileges as the shares so converted.

               (c) All of the common stock of the Company, par value $.001 per share and each share of preferred stock of the Company, par value $.001 per share (collectively, the "COMPANY SHARES"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of common stock, par value $.001 per share of Parent ("PARENT COMMON STOCK") as indicated on Exhibit A hereto based on each Company Share being entitled to receive .790 shares of Parent Common Stock (the "Merger Ratio").

               (d) All holders of stock options outstanding as of the date hereof, as listed on Exhibit A hereto, whether or not exercisable and whether or not vested (the "COMPANY STOCK OPTIONS"), shall remain outstanding following the Effective Time. At the Effective Time the Company's obligations with respect to each Company Stock Option, as amended in the manner described in the following sentence, shall be assumed by the Parent and the Surviving Corporation, as set forth below. The Company Stock Options so assumed by the Surviving Corporation shall continue to be subject to, and have the same terms and conditions as set forth in the agreements and/or plan setting forth and/or issuing such Company Stock Options as in effect immediately prior to the Effective Time. After the Effective Time, Parent shall use its best efforts to obtain the approval from each of the holders of the Company Stock Options to modify and amend each holder's Company Stock Option to provide for the issuance of Parent Company Stock in lieu of common stock of the Company upon exercise of such Company Stock Option, provided that such Company Stock Option shall be exercisable for a number of shares of Parent Common Stock equal to the product of the number of Company Shares included in such Company Stock Option immediately prior to the Effective Time multiplied by the Merger Ratio, such conversion having been computed and specifically set forth on Exhibit A hereto. Moreover, the exercise price under such Company Stock Options shall be adjusted so that the amount of consideration a holder of a Company Stock Option would have been required to pay to exercise a Company Stock Option prior to the Effective Time will be equal to the amount of consideration the holder will be required to pay after the Effective Time (based on the new number of shares of Parent Common Stock to be purchased). Parent shall provide notice to holders of Company Stock Options in the form attached hereto as Exhibit B within five days of the Effective Time and holders of Company Stock Options shall be entitled to obtain (and Parent shall use its best efforts to provide) information regarding the Merger. As each holder of a Company Stock Option consents to and approves the amendments contemplated hereby, Parent shall assume the obligations under such Company Stock Option. Parent shall reserve and set aside a sufficient number of shares of Parent Common Stock for Parent to honor its obligations under any Company Stock Option assumed by Parent pursuant to this subsection. Any holder of a Company Stock Option who refuses to consent to and approve the amendments contemplated hereby shall continue to be entitled to receive shares of Company common stock as provided in the Company Stock Options. In the case of any Company Stock Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code (an "INCENTIVE STOCK OPTION"), the option price, the number of shares purchasable pursuant to such Incentive Stock Option and the terms and conditions of exercise of such Incentive Stock Option shall be determined immediately after the Effective Time in such manner as described above, but shall be modified to the extent necessary to comply with section 424(a) of the Code.

         1.3. Surrender of Certificates: Payment of Merger Consideration. (a) Surrender of Certificates. At the Effective Time, every certificate (a "CERTIFICATE") representing any Company Shares shall be canceled and, simultaneously with such cancellation, a new certificate shall be issued representing the number of shares of Parent Common Stock into which the Company Shares formerly held by such Shareholder shall have been converted in the Merger in accordance with Section 1.2(b) hereof, together with any cash payable in lieu of fractional shares determined in accordance with Section 1.3(g) hereof.

               (b) Prior to the Effective Time, Parent shall designate Atlas Stock Transfer, 5899 South State Street, Salt Lake City, Utah 84107, as paying agent (the "PAYING AGENT") in connection with the Merger to distribute the Merger Consideration which the Shareholders shall be entitled to receive pursuant to Section 1.2 hereof.

               (c) Promptly after the Effective Time Surviving Corporation shall provide notice to each holder of record of Company Shares, at the addresses provided by the Company, instructing such holder to surrender their Certificates to the Paying Agent. Upon surrender of each Certificate, the Paying Agent shall deliver to the Shareholder surrendering such Certificate that portion of the Merger Consideration allocable to such Shareholder as set forth on Exhibit A hereto. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. Payment of the Merger Consideration shall only be made to that person in whose name the surrendered certificate formerly evidencing Company Shares is registered on the stock transfer books of the Company and as set forth on Exhibit A hereto.

               (d) At any time following the sixth month after the Effective Time, the Paying Agent shall deliver any undistributed Merger Consideration to the Surviving Corporation. All certificates representing Merger Consideration returned to the Surviving Corporation by the Paying Agent after such time may be cancelled and the rights of any Shareholder to such Merger Consideration shall be deemed to be only as a general creditor thereof with respect to any Merger Consideration that may be payable upon surrender of certificates representing Company Shares.

               (e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable law.

               (f) From and after the Effective Time, each Certificate which prior to the Effective Time represented Company Shares shall be deemed to represent only the right to receive the Merger Consideration and the holder of each such Certificate shall cease to have any rights with respect to the Company Shares formerly represented thereby other than as provided in this Agreement.

               (g) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section 1.3 shall receive from the Surviving Corporation a cash payment in lieu of such fractional share as determined and as set forth on Exhibit A hereto.

         1.4 Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 11.1, the consummation of the Merger shall take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Articles VIII and IX (other than those conditions related to the delivery of certificates, opinions or documents at the Closing) and in any event within three business days after such satisfaction or waiver. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wright, Lindsey & Jennings LLP, 200 West Capitol Avenue, Suite 2200, Little Rock, Arkansas 72201, at 10:00 a.m., or at such other place as the parties may agree.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

         2.2. Bylaws. At the Effective Time, the bylaws of the Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         2.3. Board of Directors. The Board of Directors of the Surviving Corporation shall consist of the persons who constitute the Board of Directors of the Merger Subsidiary as of the Effective Time. The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and bylaws of the Surviving Corporation.

         2.4. Officers. The officers of the Merger Subsidiary immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and bylaws of the Surviving Corporation, until his or her successor is duly elected and qualified.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Parent and the Merger Subsidiary to enter into this Agreement, the Company (and the Shareholders as to Section 3.24) hereby represent and warrant to Parent and the Merger Subsidiary (as qualified in full by the Disclosure Schedules attached hereto) as follows:

         3.1. Company's Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such licensing or qualification necessary except for those jurisdictions where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As used herein, a "Company Material Adverse Effect" means any event, circumstance, change in, or effect on, the business of the Company (the "Business") that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a material adverse effect and all other circumstances that would, but for the fact that they do not individually have a material adverse effect, constitute a breach of any representation or warranty made by the Company in this Agreement that: (a) is, or would reasonably be expected to be, materially adverse, taken as a whole, to the business, operations, financial condition, results of operations or prospects of the Business or the Company or (b) would reasonably be expected to materially adversely affect the ability of Parent or the Surviving Company to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company; provided, however, that "Company Material Adverse Effect" shall not include events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which the Company operates.

         3.2. Power and Authority: Execution and Delivery. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly approved and authorized by all requisite corporate action of the Company (except for Shareholder approval) and such approval has not been modified or rescinded. Except for the filing of a certificate of merger in accordance with Section 1.1(b) and approval of the Shareholders in accordance with the Delaware GCL, no further corporate actions or approvals on the part of the Company are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity. True and correct copies of the Certificate of Incorporation and bylaws of the Company, each as in effect on the date hereof, have been made available by the Company to Parent.

         3.3. Capitalization and Voting Rights. (a) The authorized capital of the Company consist of 10,000,000 shares of common stock, $.001 par value, of which 2,658,970 shares and no more are issued and outstanding, and 1,500,000 shares of preferred stock, $.001 par value, of which 1,387,560 shares and no more are issued and outstanding. As of the Effective Time, no Company Shares or options to acquire Company Shares shall be issued and outstanding except as listed in Exhibit A hereto.

               (b) Exhibit A hereto accurately records (i) the name and address of each person and entity owning shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, and the date of issuance.

         3.4. Subsidiaries. The Company does not own or control or have the right to own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a member of (nor is any part of the Company's business conducted through) any partnership or limited liability company and it is not a participant in any joint venture or similar arrangement.

         3.5. Valid Issuance of Company Shares: Ownership of Company Shares. All of the outstanding Company Shares are duly and validly authorized and issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws. None of the issued and outstanding Company Shares was issued in violation of any preemptive rights.

         3.6. Financial Statements. The Company has delivered to Parent (a) an audited consolidated balance sheet for the Company as of December 31, 1999, and the related statements of operations and cash flows for the year ended December 31, 1999, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's accountants, and (b) an unaudited consolidated balance sheet for the Company as of March 31, 2000, and the related statements of operations and cash flows for the quarter ended March 31, 2000 (collectively referred to herein as the "FINANCIAL STATEMENTS"). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company, as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with United States generally accepted accounting principles and practices as in effect from time to time ("GAAP") applied on a basis consistent with the past practices of the Company (except the unaudited financials may omit any related notes or schedules thereto as would otherwise be required by GAAP) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial position of the Company and the results of the operations and cash flows of the Company as of the dates thereof or for the periods covered thereby. The accounts receivable of the Company reflected on the Reference Balance Sheet (as defined below) and all accounts receivable arising subsequent to such date have been or will be recorded in accordance with GAAP and have arisen, or will have arisen, from the sale of services to persons not affiliated with the Company and in the ordinary course of business, consistent with past practice. Except as reserved against on the Reference Balance Sheet, the accounts receivable of the Company constitute or will constitute only valid claims of the Company not subject to valid claims of set-off or other defenses or counter claims, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity.)

         3.7. No Undisclosed Liabilities. Except as set forth on Schedule 3.7, there are no Liabilities of the Company, other than Liabilities (a) reflected or reserved against on the December 31, 1999 balance sheet (the "REFERENCE BALANCE SHEET") or described in the notes thereto or (b) arising following the Reference Balance Sheet date in the ordinary course of business not in excess of $35,000. The aggregate amount of Indebtedness of the Company on the date hereof does not exceed $125,000, and as of the Effective Time shall not exceed $125,000. Specifically, the Company's liabilities to OneSoft Corporation have been reduced to $50,000 or less prior to the Effective Time and the two bridge loans in the amount of $300,000 have been converted to Company Shares prior to the Effective Time. Reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with GAAP. As used herein, "LIABILITIES" means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking. As used herein "INDEBTEDNESS" means, with respect to any person or entity, (i) all indebtedness of such person or entity, whether or not contingent, for borrowed money; (ii) all obligations of such person or entity for the deferred purchase price of property or services; (iii) all obligations of such person or entity evidenced by notes, bonds, debentures or other similar instruments; (iv) all obligations of such person or entity as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (v) all obligations, contingent or otherwise, of such person or entity in respect of acceptances, letters of credit or similar extensions of credit; (vi) all obligations of such person or entity in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements; and (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such person or entity.

         As used herein "Lien" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         3.8. Absence of Certain Changes: Agreements with Affiliates. Since December 31, 1999, the business of the Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed on Schedule 3.8, between December 31, 1999 and the date hereof, there has not been:

               (a) any amendment to the Certificate of Incorporation or bylaws of the Company;

               (b) any Lien imposed on any material assets or properties (whether tangible or intangible) of the Company;

               (c) any amendment, termination or cancellation by the Company of a material claim of the Company or a waiver of any other material right to the Company or of a material debt owed to it;

               (d) any issuance or authorization of any issuance of any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights relating to the capital stock of the Company or redemption of any of the capital stock or any declaration or payment of any dividend or other distribution of the assets of the Company or any direct or indirect redemption, purchase or acquisition of any securities of the Company;

               (e) any failure by the Company to pay any creditor any material amount owed to such creditor when due, other than trade payables incurred in the ordinary course of business, consistent with past practice;

               (f) any sale, exchange or other disposition of any of the Company's material assets other than in the ordinary course of business, consistent with past practice;

               (g) a transaction whereby the Company merged with, entered into a consolidation with or acquired any interest in any person or entity or acquired a substantial portion of the assets or business of any person or entity or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business, consistent with past practice;

               (h) except as listed on Schedule 3.8(h), any capital expenditure or commitment for any capital expenditure exceeding $15,000 in the aggregate;

               (i) any increase or an announcement of any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable or to become payable to its officers or employees, including, without limitation, any increase or change pursuant to any Company Benefit Plan (as defined in Section 3.16), except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant of any severance or termination pay to, or entry into any employment or severance agreement (other than as specifically set forth herein or undertaken in connection with the Merger) with any director, officer or other employee of the Company, or establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any current or former director, officer or employee;

               (j) any agreement, arrangement or transaction between the Company on the one hand and any of their directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or affiliate of such person or entity), on the other hand, except for payments of salary or benefits in the ordinary course, consistent with past practice;

               (k) any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP and disclosed in Section 3.8(k) of the Disclosure Schedule;

               (l) any express or deemed election or any material Liability settled or compromised, with respect to Taxes of the Company;

               (m) any agreements, whether in writing or otherwise, to do or enter into any of the foregoing; or

               (n) any other event or condition of any character which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

         3.9. Governmental Approvals and Filings. Except for the filing of a certificate of merger in accordance with the Delaware GCL, and any filings required under state or federal securities laws, if any, permitted to be made following the Effective Time, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit the Company to enter into this Agreement or to consummate the transactions contemplated herein.

         3.10. Litigation. (a) Except as set forth on Schedule 3.10, there are no material claims, actions, suits, arbitrations, inquiries, litigations, proceedings or investigations by or before any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial body or any arbitral or other nongovernmental dispute resolution body (each, an "ACTION") pending or, to the Company's knowledge, threatened by or against the Company (or by or against any shareholder or any affiliate thereof and relating to the business of the Company) or affecting any of the Company's assets, or that would reasonably be likely to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

               (b) Except as set forth on Schedule 3.10, the Company is not a party or subject to the provisions of any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or instrumentality (each, a "GOVERNMENTAL ORDER") that has not been fully satisfied.

         3.11. Compliance with Law. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company has conducted its business in accordance with all federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders, other requirements or rules of law (each, a "Law") and Governmental Orders applicable to the Company or any of the Company's assets or business, and the Company is not in violation of any such Law or Governmental Order. The Company has had no correspondence with Governmental Authorities regarding the regulatory status of the Company or the Company's business that could be expected to result in a Company Material Adverse Effect.

         3.12. Permits: Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material

Adverse Effect. Except as disclosed on Schedule 3.12, the Company is not in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.13. Proprietary Rights. (a) Schedule 3.13(a) contains a complete list of all trade secrets, copyrights, patents, trademarks, service marks, and all similar types of intangible property developed, created or owned by the Company or used by the Company in connection with its business, whether or not the same are entitled to legal protection (collectively "Proprietary Rights" as further defined below) of the Company.

               (b) Except as set forth on Schedule 3.13(b), the Company either owns all right, title and interest to, or has a valid right to use, such Proprietary Rights.

               (c) The Company's use of the Proprietary Rights does not constitute an infringement of any third party's rights that would reasonably be expected to have a Company Material Adverse Effect. Except as provided on
Schedule 3.13(c), no actions or proceedings involving the Company are pending or, to the Company's knowledge, threatened (i) which challenge the ownership, validity or enforceability of any of its Proprietary Rights, (ii) which seek to restrict the use by the Company of any of its Proprietary Rights, or (iii) which allege that the Company infringes or violates the Proprietary Rights owned by any other person or entity (collectively, "THIRD PARTY INTELLECTUAL PROPERTY"). No pending or, to the Company's knowledge, threatened action or proceeding listed on Schedule 3.13 has had, or if adjudicated against the Company would reasonably be expected to have a Company Material Adverse Effect.

               (d) Except as set forth on Schedule 3.13(d), the Company is not a party to any outstanding options, licenses or agreements of any kind relating to the Proprietary Rights or the Third Party Intellectual Property.

               (e) In the case of Proprietary Rights disclosed to Parent hereunder as trade secrets or otherwise as confidential or proprietary information, such Proprietary Rights (i) have at all times been maintained in confidence and (ii) have been disclosed by the Company only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company.

               (f) As used herein, "PROPRIETARY RIGHTS" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (iv) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions; (v) copyright (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (vi) computer software; (vii) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (ix) copies and tangible embodiments of all the foregoing in whatever form or medium; (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (xi) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

         3.14. No Conflict. Except as set forth on Schedule 3.14, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of the Company, (b) result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any Material Contract (as defined in Section 3.15) or any Law or Governmental Order to which the Company or any of its assets, properties or businesses may be subject, except the effect of which would not have a Company Material Adverse Effect or would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (c) give rise to an imposition of any Lien of any nature whatsoever upon any Company Shares or any of the assets or the properties of the Company.

         3.15. Material Contracts. (a) Schedule 3.15(a) lists, as of the date hereof, each of the following contracts and agreements of the Company (such contracts and the agreements set forth in Schedule 3.15(a) of the Disclosure Schedule, being "MATERIAL CONTRACTS"):

               (i) each contract and agreement with any supplier or for the furnishing of services to the Company related to the Business (A) under the terms of which the Company is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during any calendar year or more than $50,000 in the aggregate over the remaining term of such contract and (B) which cannot be canceled by the Company without penalty or further payment and without more than 30 days' notice;

               (ii) all material franchise, agency, sales promotion, royalty, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party;

               (iii) all material management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

               (iv) all contracts and agreements relating to Indebtedness of the Company;

               (v) all material contracts and agreements with any Governmental Authority to which the Company is a party;

               (vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

               (vii) all contracts and agreements between or among the Company or any of its affiliates, on the one hand, and any officer or director of the Company or any Shareholders or any relative or spouse (or relative of such spouse) of such officer, director or Shareholder, on the other hand;

               (viii) all contracts or agreements providing for indemnification obligations of the Company;

               (ix) all contracts, agreements or other arrangements granting to any person or entity any preferential rights to purchase any assets or properties of the Company;

               (x) all contracts, agreements or other arrangements granting to any person or entity a right to share in the revenues of the Company;

               (xi) all contracts, agreements or other arrangements purporting to grant to any person or entity any exclusive or preferred right to transact business with the Company;

               (xii) all agreements or contracts required by any governmental entity as a condition to, or settlement of, any certification, licensing matter, or complaint against or on behalf of the Company; and

               (xiii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Business or the absence of which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

               (b) Each Material Contract is valid and binding on the Company and, to the Company's knowledge, the other parties thereto, and is in full force and effect. The Company is not in material breach of, or material default under, any Material Contract and, to the Company's knowledge, as of the date hereof, no other party to any Material Contract is in breach thereof or default thereunder.

               (c) The Material Contracts listed on Schedule 3.15 in response to 3.15(a)(viii above all contain terms as favorable to the Company as if the Company had entered into the Material Contracts with unaffiliated third parties. Each contract or agreement to be entered into between the date hereof and the Effective Time between or among the Company or any of its affiliates on the one hand, and any officer or director of the Company or any Shareholders or any relative or spouse (or relative of such spouse) of such officer, director or Shareholder on the other hand shall contain terms as favorable to the Company as if the Company had entered into such contract or agreement with unaffiliated third parties.

         3.16. Employee Benefit Plans: Labor Matters. (a) Schedule 3.16(a) lists each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, severance or change in control plans or arrangements, maintained or contributed to by the Company (collectively, the "COMPANY BENEFIT PLANS").

               (b) Except as set forth on Schedule 3.16(b), none of the Company Benefit Plans promises or provides material retiree medical or life insurance benefits to any person other than continuation coverage required by COBRA. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it is so qualified and to the knowledge of the Company, nothing has occurred since the date of such letter to affect the qualified status of such plan. None of the Company Benefit Plans is subject to Title IV of ERISA, and the Company has not incurred, and does not reasonably expect to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

               (c) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any Liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law (other than benefits payable in the normal course of operations), except as could not reasonably be expected to have a Company Material Adverse Effect.

               (d) The Company is not a party to, and is not negotiating, any collective bargaining or other labor union contract. There is no labor dispute, strike or work stoppage against the Company pending or threatened in writing which may interfere with the business activities of the Company. Neither the Company nor, to the knowledge of the Company, its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state agency pending or threatened.

               (e) Except as set forth on Schedule 3.16(e) and except as otherwise provided in the Allpets.com, Inc. 1999 Equity Participation Plan and the agreements under such plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will
(A) result in any payment becoming due to any director or any officer or employee of the Company or any of its affiliates under any Company Benefit Plan or otherwise; (B) materially increase any benefits otherwise payable under any Company Benefit Plan; or (C) result in any acceleration of the time of payment or vesting of any material benefits.

         3.17. Tax Matters. All Returns (as defined below) that are required to have been filed by or with respect to the Company have been timely (taking into account all proper extensions) and properly filed (and all such Returns are true and correct and complete in all material respects). All taxes relating to such Returns or otherwise due in respect of the Company have been timely and properly paid (except as expressly reserved and disclosed on the

Financial Statements). The Company has not received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied timely and properly by payment or been withdrawn, and there are no claims that have been asserted or threatened relating to such Taxes against the Company. No consent under Section 341(f) of the Code has been filed with respect to the Company. There are no Tax Liens on any assets of the Company. There are no proposed reassessments of any property owned by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject. The Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and the Company has not been a member of any affiliated group other than the affiliated groups of which the Company is the common parent, or has filed a Return on a consolidated, combined or unitary basis with any other corporation. The Financial Statements include adequate reserves, and the Closing Balance Sheet will include adequate reserves, properly accrued and disclosed in accordance with GAAP for Tax liability of the Company through the dates covered thereby. Except as set forth on Schedule 3.17, no Returns relating to the Company have been reviewed or audited by any Taxing authority. The Company is not doing business in, or engaged in a trade or business in, any jurisdiction in which any required Return has not been filed. There are no agreements for the extension of time for the assessment of any Taxes of the Company. No power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect the Company. The Company is not aware of any plan, agreement or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. As used herein, "RETURNS" means any report, return, declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments thereto, and "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, withholding (including, without limitation, employee withholding), social security, medicare, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

         3.18. Minute Books. To the Company's knowledge, the minute books of the Company contain a materially complete and accurate record of all meetings of directors and stockholders since the date of incorporation and all actions by written consent.

         3.19. Certain Interests. (a) Except as disclosed in Schedule
3.19(a), as of the date hereof, to the Company's knowledge, no Shareholder and no officer or director of the Company and no relative or spouse (or relative of such spouse) of any such person owns, directly or indirectly, in whole or in part, or has any other material interest in, any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise.

               (b) Except as disclosed in Schedule 3.19(b), the Company does not have any Indebtedness or other material Liability or any other obligation of any nature whatsoever owing from or to any Shareholder, any officer or director of the Company or any relative or spouse of any such person (or relative of any such spouse) or, if a Shareholder is an entity, to an equity holder of such Shareholder or to any relative or spouse (or relative of such spouse) of any of the foregoing.

         3.20. Insurance. (a) Schedule 3.20 (a) sets forth a true and complete list naming each material insurance policy (the "INSURANCE POLICIES"), and stating the amount and layers of coverage of such policy and whether such Insurance Policy is "occurrence based" or "claims based", that is maintained, or was maintained, by the Company at any time during the three years preceding the date of this Agreement, the purpose of which was to insure against material risk of loss to the Company.

               (b) With respect to each such Insurance Policy, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) except as listed in Schedule 3.20 (b), the Company is not in material breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default and permit termination or modification under the policy; and (iii) except as listed in Schedule 3.20 (b), no party to the policy has repudiated, or given written notice to the Company of an intent to repudiate, any material provision thereof.

         3.21. Brokers and Finders. Neither the Shareholders, the Company, nor any of the officers, directors or employees of the Company has employed or otherwise incurred in any manner any liability for any brokerage fees, agents' commissions or finder's fees concerning the transactions hereby.

         3.22. Registration Statement. None of the information supplied by the Company for inclusion in the Registration Statement to be filed on Form S-1 as discussed herein (the "REGISTRATION STATEMENT") shall, as of the date hereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any of Parent's representatives for inclusion in the forgoing documents.

         3.23. Personnel. Schedule 3.23 identifies all of the employees of the Company as of the date hereof, their salaries, and any contractual arrangement for the employment or compensation of each person. The Company is not, and following the Effective Time will not be, bound by an express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreement in writing identified on Schedule 3.23 hereof.

         3.24. Assets. As of the date hereof and at the Effective Time the assets of the Company shall consist materially of the following: (a) the www.allpets.com Website, (b) a library of pet related content in text, graphic and video formats, (c) a customer list of all purchasers from the Company, (d) a Web site user base exceeding 100,000 unique visitors and their e-mail addresses, where available, (e) the Single Pet People registered user list of more than 1,000 names, (f) AP Magazine and contracts with all contributing authors, (g) contracts with Dr. Jeffrey Werber and any other veterinary and pet-related experts providing content and advice to the Company, (h) The Right Start, Inc. marketing partnership agreement, (i) contracts with BeFree, SiteMatic/NetObjects, and OneSoft, (j) domain names, trademarks and other intellectual property associated with the Company's brand, and (k) cash in excess of $410,000. This listing of Company assets is as more fully described in "allpets.com Confidential Due Diligence List Pet Quarters" dated 3/10/00, prepared for Parent by the Company, attached hereto as Exhibit C. At the Effective Time, the assets listed above shall be owned by the Company free and clear of any liens, claims, or encumbrances of any kind. Moreover, every contract of the Company will be in full force and effect and subject to assumption by Parent either by its terms or pursuant to written consents if Parent desires to assume such contract. No current assets of the Company shall be sold or disposed of by the Company outside of the ordinary course of business between now and the Effective Time without the written permission of Parent. The Shareholders, by their consent to the Merger, will have represented and warranted that the assets listed above are the material assets of the Company as of the date hereof and will be as of the Effective Time.

         3.25. Condition and Operation of the Assets. Except as set forth on
Schedule 3.25, except as would not have a Company Material Adverse Effect, all assets owned, leased or shared by the Company which are material to the Business of the Company (the "Company Assets"), are in compliance with all applicable build-out requirements, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable, adequate and fit for the uses for which they are intended and are being used, as the case may be.

         3.27. Knowledge. For purposes of this Agreement, the term "Company's knowledge" shall mean the actual knowledge of Ms. Niloo Razi Howe and Ms. Amy Schmargen after reasonable due inquiry.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND THE MERGER SUBSIDIARY

         As an inducement to the Company to enter into this Agreement, Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

         4.1. Parent's and Merger Subsidiary's Organization and Good
Standing. Each of Parent and the Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Arkansas and Delaware, respectively, and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Merger Subsidiary is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not result in a Parent Material Adverse Effect or would not materially prevent or delay consummation of the transactions contemplated by this Agreement

         4.2. Power and Authority: Execution and Delivery. Each of Parent and the Merger Subsidiary has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of Parent and the Merger Subsidiary and such approval has not been modified or rescinded. Except for the filing of a certificate of merger in accordance with the Delaware GCL, no further corporate actions or approvals on the part of Parent or the Merger Subsidiary are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and the Merger Subsidiary and constitutes the legal, valid and binding obligation of Parent and the Merger Subsidiary, enforceable against each in accordance with its terms subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). True and correct copies of the Certificate of Incorporation and bylaws of each of Parent and the Merger Subsidiary, each as in effect on the date hereof, have been made available by Parent to the Company.

         4.3. Governmental Approvals and Filings. Except for the filing of a certificate of merger in accordance with the Delaware GCL, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Parent or the Merger Subsidiary to enter into this Agreement or to consummate the transactions contemplated herein.

         4.4. No Conflict. Neither the execution, delivery and performance of this Agreement by Parent or the Merger Subsidiary, nor the consummation by Parent and the Merger Subsidiary of the transactions contemplated hereby will
(i) conflict with, or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-laws of Parent or the Merger Subsidiary, (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees, material contract, or any Law or Governmental Order to which Parent or the Merger Subsidiary may be subject, which conflict, breach, default, violation or acceleration would prevent or delay consummation of the transactions contemplated by this Agreement, or (iii) give rise to an imposition of any Lien, charge, security interest or encumbrance of any nature whatsoever upon any Parent Common Stock or any of the assets or the properties of Parent or the Merger Subsidiary.

         4.5. Merger Consideration. When issued, the shares of Parent Common Stock to be issued in the Merger or pursuant to Sections 12.1 and 12.2 hereof will be duly authorized, validly issued, fully-paid and nonassessable and free and clear of all Liens and preemptive rights. The certificates representing such shares will be in due and proper form.

         4.6. Capitalization. The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock ("PARENT PREFERRED STOCK"). As of the date hereof, 14,472,929 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws, (b) 2,227,916 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding vested options or warrants, (c) 2,507,383 shares of Parent Common Stock are reserved for future conversion rights granted holders of Parent Preferred Stock. As of the date hereof, 34,642 shares of Parent Preferred Stock are issued and outstanding. Parent has also reserved an additional 714,286 shares of Parent Common Stock for repricing features contained in some of the previous financing agreements executed by Parent and disclosed in the Parent Securities Filings, as defined in Section 4.7 hereof, and the Registration Statement. Except as set forth in the Parent Securities Filings and the Registration Statement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in Parent. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with all applicable federal and state securities laws. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. None of the issued and outstanding Parent Common Stock was issued in violation of any preemptive rights.

         4.7. Reports and Financial Statements. (a) Parent has made available to the Company true and complete copies of (i) Form 10-SB, as amended, as filed with the Securities Exchange Commission (the "SEC"), and (ii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC since December 10, 1999 (collectively, the "PARENT SECURITIES FILINGS"). As of their respective dates, or as of the date, of the last amendment thereof, if amended after filing, none of the Parent Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or as to Parent Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to the Parent Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in lights of the circumstances under which they were made, not misleading. Each of the Parent Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to the Parent Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC after the date hereof but before the Effective Time, if any, shall be provided to the Company on the date of such filing. To the extent Parent has provided the Company or its shareholders with any additional information, reports or documents (collectively, the "Parent Information"), as of their respective dates, the Parent Information was true and correct in all material respects.

               (b) The audited financial statements and unaudited interim financial statements included in the Parent Securities Filings (the "PARENT FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent as of the date thereof and the results of operations and changes in cash flow of Parent for the periods then ended, subject in the case of unaudited interim financial statements, to normal year-end adjustments which are neither individually nor in the aggregate expected to be material.

         4.8. No Undisclosed Liabilities. Except as set forth on Schedule
4.8, there are no Liabilities of Parent, other than Liabilities (a) reflected or reserved against on Parent's June 30, 1999 balance sheet or described in the notes thereto, (b) incurred since June 30, 1999 in the ordinary course of Parent's business, consistent with past practice, or (c) disclosed in the Parent Securities Filings or the draft of the Registration Statement previously provided to the Company on May 26, 2000 that individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect. As used herein, a "PARENT MATERIAL ADVERSE EFFECT" means any event, circumstance, change in, or effect on, the business of Parent that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a material adverse effect and all other circumstances that would, but for the fact that they do not individually have a material adverse effect, constitute a breach of any representation or warranty made by Parent in this Agreement that (a) is, or would reasonably be expected to be, materially adverse, taken as a whole, to the business, operations, financial condition, results of operations or prospects of the Parent's business or (b) would reasonably be expected to materially adversely affect the ability of Parent or the Surviving Company to operate or conduct the Parent's business in the manner in which it is currently operated or conducted by the Parent; provided, however, that "Parent Material Adverse Effect" shall not include events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which Parent operates.

         4.9. Absence of Certain Changes or Events. Since June 30, 1999, the business of Parent has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth on Schedule 4.9, between June 30, 1999, and the date hereof, there has not been:

               (a) any Lien imposed on any material assets or properties (whether tangible or intangible) of Parent;

               (b) any amendment, termination or cancellation by Parent of a material claim of Parent or a waiver of any other material right to Parent or of a material debt owed to it;

               (c) any failure by Parent to pay any creditor any material amount owed to such creditor when due, other than trade payables incurred in the ordinary course of business consistent with past practice;

               (d) any sale, exchange or other disposition of any of Parent's material assets other than in the ordinary course of business consistent with past practice;

               (e) except as otherwise already disclosed to the Company (specifically including Parent's acquisition of Chartendure Limited, a United Kingdom private company limited by shares, and WeRPets.com, Inc., a Tennessee corporation) a transaction whereby Parent merged with, entered into a consolidation with or acquired any interest in any person or entity or acquired a substantial portion of the assets or business of any person or entity or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

               (f) any agreements, whether in writing or otherwise, to do or enter into any of the foregoing; or

               (g) any other event or condition of any character which would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

         4.10. Compliance with Laws. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, Parent has conducted its business in accordance with all Laws and Governmental Orders applicable to Parent or any of Parent's assets or business, and Parent is not in violation of any such Law or Governmental Order.

         4.11. Litigation. (a) Except as set forth on Schedule 4.11, there are no Actions pending or, to Parent's knowledge, threatened by or against Parent (or by or against any shareholder or any affiliate thereof and relating to the business of Parent) or affecting any of Parent's assets; or that would reasonably be likely to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

         (b) Except as set forth on Schedule 4.11, Parent is not a party or subject to the provisions of any Governmental Order that has not been fully satisfied.

         4.12. Ownership of Merger Subsidiary. All of the authorized capital stock of the Merger Subsidiary is owned beneficially and of record by Parent.

         4.13. Articles of Incorporation and Bylaws. (a) Each of Parent and the Merger Subsidiary have delivered to the Company copies of its Articles of Incorporation and all amendments thereto, which copies are complete and correct. Neither Parent nor the Merger Subsidiary is in default under, or in violation of, any provisions of its Articles of Incorporation.

         (b) Each of Parent and the Merger Subsidiary have delivered to the Company copies of its By-laws and all amendments thereto, which copies are complete and correct. Neither Parent nor the Merger Subsidiary is in default under, or in violation of, any provision of its bylaws.

         4.14. No Prior Activities The Merger Subsidiary has not incurred any liabilities or obligations, except those incurred in connection with its incorporation and with the consummation of this Agreement and the transactions contemplated hereby. The Merger Subsidiary has not engaged in any business or activities of any type or kind whatever, or entered into any agreements or arrangements with any person or entity, and is not subject to or bound by any obligation or undertaking which is not contemplated by this Agreement or incurred in connection with its incorporation.

         4.15. Brokers and Finders. Other than as set forth on Schedule 4.15, neither Parent, the Merger Subsidiary, nor any of their officers, directors or employees have employed or otherwise incurred in any manner any liability for any brokerage fees, agents' commissions or finder's fees concerning the transactions hereby.

         4.16. Permits: Compliance. Parent is in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not have a Parent Material Adverse Effect. Parent is not in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         4.17. Taxes. All Returns (as defined below) that are required to have been filed by or with respect to Parent have been timely (taking into account all proper extensions) and properly filed (and all such Returns are true and correct and complete in all material respects). All taxes relating to such Returns or otherwise due in respect of Parent (including, without limitation, pursuant to Treasury Regulation Section 1.1502-6 and similar provisions of state and local law) have been timely and properly paid (except as expressly reserved and disclosed on Parent's financial statements). Parent has not received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied timely and properly by payment or been withdrawn, and there are no claims that have been asserted or threatened relating to such Taxes against Parent. No consent under
Section 341(f) of the Code has been filed with respect to Parent. There are no Tax Liens on any assets of Parent. There are no proposed reassessments of any property owned by Parent or other proposals that could increase the amount of any Tax to which Parent would be subject. The financial statements of Parent include adequate reserves, and the balance sheet of Parent includes adequate reserves, properly accrued and disclosed in accordance with GAAP for Tax liability of Parent through the dates covered thereby. Except as set forth on
Schedule 4.17, no Returns relating to Parent have been reviewed or audited by any Taxing authority. Parent is not doing business in, or engaged in a trade or business in, any jurisdiction in which any required Return has not been filed. There are no agreements for the extension of time for the assessment of any Taxes of Parent. No power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect Parent. Parent is not aware of any plan, agreement or other circumstance relating to Parent that would prevent the Merger from qualifying as a reorganization under
Section 368(a) of the Code. As used herein, "RETURNS" means any report, return, declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments thereto, and "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, withholding (including, without limitation, employee withholding), social security, medicare, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

         4.18. Proprietary Rights. The Parent Securities Filings contain a list of the Proprietary Rights of Parent, and Parent either owns sufficient right, title and interest to, or has a valid right to use, such Proprietary Rights to enable Parent to conduct its business operations.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

The Company covenants and agrees that:

         5.1. Regular Course of Business: Restricted Activities and Transactions. Except as otherwise consented to in writing by Parent, prior to the Effective Time, the Company will carry on its businesses only in the ordinary course and in a manner consistent with past practices and the Company will use all reasonable efforts to preserve its present business organization intact and keep available the services of its present executive officers. By way of amplification and not limitation, the Company will not, between the date hereof and the Effective Time, directly or indirectly, or agree to,

               (a) take any of the actions specified in Sections 3.8(a), (c),
(d) (other than issuances of Company Common Stock required hereby), (e) (other than as set forth on the Disclosure Schedules hereto), (f), or (g) (other than the Merger);

               (b) hire or otherwise employ any individual;

               (c) cause any Lien to be imposed on any assets or properties (whether tangible or intangible) of the Company;

               (d) incur any Indebtedness;

         5.2. Access to Books, Records and Other Information. The Company will afford to Parent and its accountants, attorneys and agents, as reasonably requested by Parent, information and access, during normal business hours, to the offices, properties, books and records of the Company and to those principal officers, directors, employees, agents, accountants and counsel of the Company who have knowledge of the Company or the Business.

         5.3. Notice of Developments. Prior to the Effective Time, the
Company shall promptly notify Parent in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect and (b) all other material developments affecting the Company's assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of the Company or the Business.

         5.4. No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (i) the Effective Time and
(ii) the termination of this Agreement, none of the Company or any of its affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person or entity (A) relating to any acquisition or purchase of all or any portion of the capital stock or a material portion of the assets of the Company,
(B) to enter into any business combination with the Company or (C) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons or entities conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person or entity with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person or entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, without the prior written consent of Parent, release any person or entity from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

         5.5. Preservation of Tax-Free Merger. The Company will not, nor shall it permit any of its shareholders or affiliates to, without the prior written waiver by Parent, knowingly take any action intended or reasonably likely to prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI

                               COVENANTS OF PARENT

         6.1. Preservation of Tax - Free Merger. Parent will not, nor shall it, permit any of its subsidiaries or affiliates to, without the prior written waiver of the Company, knowingly take any action intended or reasonably likely to prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         6.2. Certain Employee Matters. Parent covenants to the Company that Parent will provide after the Effective Time to continuing employees of the Company, including, without limitation, those who become directors or officers of the Surviving Corporation or the Parent (the "TRANSFERRED EMPLOYEES"), severance arrangements, and employee benefit programs in the aggregate, that are no less favorable to the Transferred Employees than those being provided to Parent's similarly situated employees on the date of this Agreement. Parent shall continue, in good faith, to negotiate, complete and execute employment agreements satisfactory to Parent with Niloofar Razi Howe and Marva Marrow. It being understood and agreed that such employment agreements shall be substantially, but not identically, similar to the form previously supplied to Parent by Mrs. Howe.

         6.3. Access to Information. Parent will afford to the Company and its accountants, attorneys and agents, as reasonably requested by the Company, information regarding and access to, during normal business hours, information relating to the financial performance of the Company.

         6.4. Notice of Developments. Prior to the Effective Time, Parent shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement (a) which could result in any breach of a representation or warranty or covenant of Parent in this Agreement or which could have the effect of making any representation or warranty of Parent in this Agreement untrue or incorrect in any material respect and (b) all other material developments affecting Parent's assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of Parent.

         6.5. Maintenance of Los Angeles Office. After the Effective Time, the Surviving Corporation shall maintain a physical presence and office in the County of Los Angeles, California. Notwithstanding the covenant contained herein, nothing shall prevent the board of directors of the Surviving Corporation or the Parent from closing or relocating the Los Angeles office if the board of directors determines it is in the best interest of the Surviving Corporation or Parent to do so.

                                   ARTICLE VII

                                MUTUAL COVENANTS

         7.1. Payment of Expenses. In the event of Termination, each party to this Agreement shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.

         7.2. Public Announcements. No party to this Agreement shall issue any reports, public statements or releases pertaining to this Agreement or any transaction contemplated hereby without the consent of the other parties hereto.

         7.3. Further Action. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

              (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF PARENT

         The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

         8.1. Representations and Warranties True. The representations and warranties of the Company and the Shareholders contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Effective Time (unless such representations and warranties are qualified as to materiality or by Company Material Adverse Effect, in which case, such representations and warranties shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing), with the same force and effect as if made as of the Closing, other than the representations and warranties made as of another date (which shall be true and correct as of such other date).

         8.2. Performance of Covenants. The Company and the Shareholders shall have performed or complied in all material respects with all terms, covenants and agreements required to be performed by them or complied with under this Agreement prior to the Closing.

         8.3. Opinion of Counsel. The Company shall have delivered to Parent an opinion, dated the Effective Time and addressed to Parent, in a form acceptable to Parent and the Company's counsel.

         8.4. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, or proceeding by any governmental body shall be pending against Parent, the Merger Subsidiary, any Shareholder or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby.

         8.5. Certificate of the Company. The Company shall have furnished Parent with a certificate signed by a principal executive officer of the Company to the effect that, with respect to the Company, the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

         8.6. No Material Adverse Effect. No event or occurrence shall have occurred that has had or is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

         8.7. Certificate of Merger. The Company shall have executed and delivered to Parent and the Merger Subsidiary the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

         8.8. Employment Agreements. Each of the applicable employees to have executed and delivered to Parent counterparts of the following: (a) First Amendment to Employment Agreement of Amy Schmargen in the form attached hereto as Exhibit C, and (b) First Amendment to Employment Agreement of Michelle Bahena in the form attached hereto as Exhibit D.

         8.9. Shareholder Consent. Parent shall have received evidence of the consent and approval of the Merger pursuant to and in accordance with this Agreement by the Shareholders.

                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

         9.1. Representations and Warranties True. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time (unless such representations and warranties are qualified as to materiality, in which case, such representations and warranties shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Effective Time), with the same force and effect as if made as of the Effective Time, other than the representations and warranties as are made as of another date (which shall be true and correct as of such other date).

         9.2. Performance of Covenants. Each of Parent and the Merger Subsidiary shall have performed or complied with in all material respects all terms, covenants and agreements required to be performed by it or complied with under this Agreement prior to the Effective Time.

         9.3. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any respect Parent's ownership of the Company; and no suit, action, or proceeding by any governmental body shall be pending against Parent, the Merger Subsidiary, the Company or any principal Shareholder, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger.

         9.4. Certificate of Parent and the Merger Subsidiary. Parent shall have furnished the Company with a Certificate of Parent and the Merger Subsidiary signed by a principal executive officer to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

         9.5. Certificate of Merger. Parent and the Merger Subsidiary shall have executed and delivered to the Company the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

         9.6. No Material Adverse Effect. No event or occurrence shall have occurred that has had or is reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

         9.7. Employment Agreements. Parent shall have executed and delivered to the applicable person counterparts of the following: (a) First Amendment to Employment Agreement of Amy Schmargen in the form attached hereto as Exhibit C, and (b) First Amendment to Employment Agreement of Michelle Bahena in the form attached hereto as Exhibit D.

         9.8. Opinion of Counsel. Parent shall have delivered to the Company an opinion, dated the Effective Time and addressed to the Company, in a form acceptable to the Company and Parent's counsel.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

         10.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement and all statements contained in this Agreement, shall survive the Effective Time until six (6) months after the Effective Date (the "Indemnification Period"); provided, however that the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.5, 4.1, 4.2,
4.5 and 4.6 shall survive indefinitely. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         10.2. Indemnification by the Company Shareholders. Parent and its affiliates (including the Company after the Closing), officers, directors, employees, agents, successors and assigns (each, a "PARENT INDEMNIFIED PARTY") shall be indemnified and held harmless by the Company before the Effective Time and severally but not jointly by the Shareholders who shall have expressly agreed to the provisions of Article X by their consent to and approval of this Agreement after the Effective Time for the duration of the Indemnification Period for any and all Liabilities, Taxes, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter, a "Loss"), arising out of or resulting from:

               (a) the breach of any representation or warranty made by the Company or the Shareholders contained in this Agreement; or

               (b) the breach of any covenant or agreement by the Company or the Shareholders contained in this Agreement.

         10.3. Indemnification by Parent. Each Shareholder, (each, a "SHAREHOLDER INDEMNIFIED PARTY") shall be indemnified and held harmless by Parent for the duration of the Indemnification Period for any and all Losses arising out of or resulting from:

               (a) the breach of any representation or warranty made by Parent or the Merger Subsidiary contained in this Agreement; or

               (b) the breach of any covenant or agreement by Parent or the Merger Subsidiary contained in this Agreement.

         10.4. Indemnification Procedures. For purposes of this Section 10.4, a party against which indemnification may be sought is referred to as the "INDEMNITOR" and the party which may be entitled to indemnification is referred to as the "INDEMNIFIED PARTY". An Indemnified Party that seeks indemnification from an Indemnitor pursuant to the terms of Section 10.2 or Section 10.3 hereof shall give the Indemnitor written notice of any matter which an Indemnified Party has determined has given or is likely to give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however that the failure to provide such notice shall not release any Indemnitor from any of such Indemnitor's obligations under this Article X except to the extent (a) any such Indemnitor is materially Prejudiced by such failure or (b) such notice is not given prior to the expiration of the time period specified in Section 10. 1 hereof `Me obligations and liabilities of any Indemnitor under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("THIRD PARTY CLAIMS") shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnitor notice of such Third Party Claim within 20 days of the receipt by the Indemnified Party of such notice; provided however, that the failure to provide such notice shall not release any Indemnitor from any of the Indemnitor's obligations under this
Article X except to the extent (a) any such Indemnitor is materially prejudiced by such failure or (b) such notice is not given prior to the expiration of the time period specified in Section 10.1 hereof. If the Indemnitor acknowledges in writing such Indemnitor's obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnitor shall be entitled to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of Indemnitor's choice (reasonably satisfactory to the Indemnitee); provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of such counsel for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain its own counsel (reasonably satisfactory to the Indemnitor) in each jurisdiction in which separate counsel is required, at the expense of the Indemnitor. In the event the Indemnitor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the expense of the Indemnitor, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnitor's expense, all such witnesses, records, materials and information in their possession or under Indemnitor's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

         10.5. Limit on Indemnification. Notwithstanding anything to the contrary contained in this Agreement from and after the Effective Time, the Shareholders shall not be liable for aggregate indemnity obligations under this Agreement in excess of the value of the shares of Parent Company Stock received pursuant to this Agreement, valuing each share of Parent Company Stock at the closing bid price of the Parent Company Stock on the Effective Time, and each Shareholder's liability for any individual Loss shall be equal to the amount of such Loss multiplied by the percentage of the outstanding shares of the Company Common Stock owned by such Shareholder immediately prior to the Effective Time. In addition, no Shareholder shall be liable for aggregate indemnification obligations in excess of the value of the shares of Parent Company Stock receive by such Shareholder pursuant to this Agreement, valuing each share of Parent Company Stock at the closing bid price of the Parent Company Stock on the Effective Time. Shareholders may pay all liabilities incurred by them pursuant to and under this Article X with shares of Parent Company Stock, valuing each share of Parent Company Stock at the closing bid price of the Parent Company Stock on the Effective Time, it being expressly understood that, notwithstanding the foregoing, each Shareholder's liability is limited by the number of shares of Parent Company Stock held by such Shareholder after the Merger.

         10.6. Treatment of Indemnification Payments. To the fullest extent permitted by law, the Shareholders and Parent agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article X, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes.

         10.7. Sole Remedy. Subject to Section 12.7 hereof, after the Effective Time, the sole remedy of the parties hereto and the Shareholders for breach of this Agreement (other than fraud, willful misrepresentation or intentional breach) shall be pursuant to this Article X.

                                   ARTICLE XI

                                   TERMINATION

         11.1. Termination. This Agreement may be terminated

               (a) by the mutual consent of Parent and the Company;

               (b) by Parent or the Company at any time after June 1, 2000 if for any reason the Merger shall not by such date have been consummated and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

               (c) by Parent if there has been a material breach on the part of the Company or the Shareholders of a representation and warranty, covenant or material obligation of the Company or the Shareholders set forth herein which, if curable, has not been cured within ten days of notice thereof by Parent; provided that such ten-day period shall be extended for an additional twenty days if the Company or the Shareholders shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

               (d) by the Company if there has been a material breach on the part of Parent or the Merger Subsidiary of a representation and warranty, covenant or material obligation of Parent or the Merger Subsidiary set forth herein which, if curable, has not been cured within ten days of notice thereof by the Company; provided that such ten-day period shall be extended for an additional twenty days if Parent or the Merger Subsidiary shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure; and

               (e) by Parent or the Company if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable.

         11.2. Effect of Termination. If this Agreement is terminated by Parent or the Company pursuant to Section 11. 1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Parent, the Merger Subsidiary or the Company (or any of their respective representatives or affiliates), except nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XII

                             POST CLOSING COVENANTS

         12.1. NASDAQ Small Cap Listing. In the event the stock of Parent is listed on the NASDAQ Small Cap or NASDAQ National market within 270 days of the effective date of the Registration Statement (the "Effective Date"), the Shareholders still holding Parent Common Stock and holders of Company Stock Options prior to the Effective Time (excluding OneSoft Corporation) shall be entitled to receive a pro-rata distribution of 594,747 newly issued shares of Parent Common Stock.

         12.2. Share Price Achievement. In the event the closing bid price of Parent Common Stock is at least $6.71875 per share for ten (10) consecutive trading days prior to one year after the Effective Date, the Shareholders still holding Parent Common Stock and holders of Company Stock Options prior to the Effective Time (excluding OneSoft Corporation) shall be entitled to receive a pro-rata distribution of 594,732 newly issued shares of Parent Common Stock.

         12.3. Covenant Restriction. Notwithstanding anything contained herein to the contrary, only those holders of Company Stock Options who are employed by Parent or the Surviving Corporation, and holders of Company Stock Options who serve as directors of Parent or the Surviving Corporation at the time of the achievements referred to in Sections 12.1 and 12.2 hereof (considered separately for each achievement) shall be entitled to participate in the pro-rata distributions of Parent Common Stock referred to therein. Moreover, holders of Company Stock Options will receive, in lieu of Parent Common Stock, additional options to purchase Parent Common Stock, immediately vested, on the same terms and conditions as the holder of Company Stock Options then possesses. Any Parent Company Stock remaining after distribution on a pro-rata basis as set forth in Section 12.1, 12.2, and 12.3 (as a result of a holder not being entitled to participate in such distributions) shall be allocated to the participating holders on an equitable basis as reasonably determined by the board of directors of Parent.

         12.4. Current Registration. Promptly after the Effective Time, Parent shall cause the Registration Statement to be filed with the SEC registering for resale those shares of Parent Common Stock as indicated on

Exhibit A hereto (the "Holders"), and will continue to work with the SEC to cause the Registration Statement to become effective as soon as possible. Shares of Parent Common Stock registered and subject to resale pursuant to the Registration Statement shall not be sold by the holder or any assignee thereof for a period of six (6) months beginning on the Effective Date. Parent shall be solely responsible for all costs, fees and expenses of such registration, including, but not limited to, all attorneys' fees, accountants and financial advisors fees, fees and commissions of investment bankers, filing fees and expenses, and printing and engraving costs and expenses. If such Registration Statement is not filed with the SEC prior to July 31, 2000, the Shareholders on Exhibit A entitled to have their shares included in such Registration Statement shall be entitled to specific performance and damages from Parents for breach of such commitment. In addition, with respect to any registration statement filed by Parent that includes Parent Common Stock of any Shareholder, Parent hereby agrees to the following:

               (a) Promptly upon request, Parent will provide to Holders such number of copies of the prospectus forming a part of the Registration Statements as are reasonably requested by such Holders, and all supplements or amendments to such prospectus.

               (b) If any time or from time to time after the Effective Date, Parent notifies the Holders in writing of the existence of a Potential Material Event (as defined below), the Holders shall not offer or sell any Parent Company Stock or engage in any other transaction involving or relating to Parent Company Stock, from the time of the giving of notice with respect to a Potential Material Event until such Holders receive written notice from Parent that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. The period during which such sale cannot occur is referred to as the "black-out period." If a Potential Material Event shall occur prior to the date of the Registration Statement is filed, then Parent's obligation to file the Registration Statement shall be delayed without penalty for not more than thirty (30) days. Parent must give Holders notice in writing at least one (1) Trading Day prior to the first day of the blackout period, if lawful to do so.

               (c) "Potential Material Event" means any of the following: (1) the possession by Parent of material information that is not ripe for disclosure in a registration statement, as determined in good faith by the Chief Executive Officer or the board of directors of Parent of that disclosure of such information in the registration statement would be detrimental to the business and affairs of Parent; or (2) any material engagement of activity by Parent which would, in the good faith determination of the Chief Executive Officer or the board of directors of Parent, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer or the Board of Directors of Parent that the registration statement would be materially misleading absent the inclusion of such information.

               (d) Holders shall cooperate with Parent in all respects in connection with this Agreement, including timely supplying all information reasonably requested by Parent (which shall include all information regarding the Holders and proposed manner of sale of the Parent Company Stock requires to be disclosed in the Registration Statement) and executing and returning all documents reasonably required in connection with the registration and sale of the Parent Company Stock and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering.

               (e) Parent shall notify each Holder at any time when a prospectus relating thereto covered by the Registration Statement is required to be delivered under the Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and Parent shall prepare and file a curative amendment under Section 5(a) as quickly as commercially possible.

               (f) Subject to the limitations contained herein or required by any applicable federal or state securities laws, once the Registration Statement is declared effective, Parent shall keep the Registration Statement effective and current until all of the securities registered thereunder are sold or may be sold freely in any 90-day period without registration under an appropriate exemption under the Securities Act or for a period of two years whichever shall occur first.

         12.5. Future Registration. If Parent registers its shares of common stock for sale or resale to the public under the Securities Act of 1933, Parent will give prompt written notice thereof to the holders of Parent Common Stock received pursuant to this Agreement and not registered pursuant to Section 12.3 hereof (the "Unregistered Holders"). Upon the written request of any of the Unregistered Holders made within thirty (30) days after the receipt of such notice, Parent shall cause the shares of Parent Common Stock hold by such Unregistered Holders to be registered under the applicable Securities Act as part of such public offering. Parent shall be solely responsible for all costs, fees and expenses of such registration, including, but not limited to, all attorneys' fees, accountants and financial advisors fees, fees and commissions of investment bankers, filing fees and expenses, and printing and engraving costs and expenses. Subject to the limitations contained herein, once the shares of Parent Common Stock of the Unregistered Holders have been registered pursuant to this Section, the Unregistered Holders shall possess the same rights, powers, authority, and duties as the Holders set forth in Section 12.3 above. If such public offering is an underwritten public offering and the managing underwriter shall advise Parent and the Unregistered Holders in writing that the inclusion in any registration pursuant hereto of some or all of the shares sought to be registered creates a substantial risk that the proceeds or price per unit, which the sellers of securities covered by such registration will derive from the sale of such securities pursuant to such registration, will be reduced or that the number of securities to be registered (including those sought to be registered by Parent and those sought to be registered by the Unregistered Holders and any others with similar registration rights) is too large a number to be reasonably sold, then the number of shares sought to be registered by Unregistered Holders and the number of shares of common stock of Parent sought to be registered by any other shareholders shall be reduced pro rata to the extent necessary to reduce the number of securities to be registered to the number recommended by the managing underwriter. In no instance shall Parent be required to reduce the number of shares of common stock it seeks to register to enable the shares held by the Unregistered Holders or shares owned by other stockholders to be registered.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1. Notices, Etc. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given, when delivered in person, or when mailed by certified or registered mail, postage prepaid, or when given by confirmed facsimile transmission, as follows:

               (a) If to the Company:

                   Allpets.com, Inc.
                   888 West 6th Street, 15th Floor
                   Los Angeles, California  90017
                   Attention:  Niloo Howe

                   with copies to:

                   Milbank, Tweed, Hadley & McCloy LLP
                   601 S. Figueroa, 30th Floor
                   Los Angeles, California  90017
                   Attention:  Deborah J. Baumgart

               (b) If to Parent or the Merger Subsidiary:

                   Pet Quarters, Inc.
                   720 East Front Street
                   Lonoke, Arkansas
                   Attention:  Steve Dempsey
                   with copies to:

                   Wright, Lindsey & Jennings LLP
                   200 West Capitol
                   Suite 2200
                   Little Rock, Arkansas  72201
                   Attention:  C. Tad Bohannon

or such other person as the person entitled to notice shall designate in writing, such writing to be delivered to the other parties hereto in the manner provided in this Section 13.1.

         13.2. Survival Of Representations and Warranties. Except as provided in Section 10.1, the representations and warranties contained herein and in any certificate delivered pursuant hereto shall not survive the Effective Time and the consummation of any or all of the transactions contemplated hereby. This
Section 13.2 shall not limit the survival of any covenant or agreement of the parties, specifically including those contained in Articles I, XII, and XIII, that by its terms contemplates performance after the Effective Time.

         13.3. Entire Agreement; Amendment. This Agreement (including the various Schedules and Exhibits hereto) sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, except paragraphs 13 ("Break-up Fee") and 22 ("Confidentiality") of the Term Sheet dated May 15, 2000, by and among Parent and the Company, as amended hereby, which shall remain in full force and effect. This Agreement may be amended or modified only by a written instrument executed by Parent, the Merger Subsidiary, and the Company in accordance with Delaware GCL.

         13.4. Individual Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision, and (iv) there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         13.5. Press Releases: Until the Effective Time, the Company and
Parent shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which is required by law or the rules of any applicable securities exchange.

         13.6. Governing Law: Consent to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement shall be governed by the corporate law of the State of Delaware applicable to contracts executed and performed entirely within that State.

               (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Arkansas State court or federal court of the United States of America sitting in Little Rock, Arkansas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Arkansas State court or, to the extent permitted by law, in such federal court. Such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing it this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

               (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Arkansas State or federal court. Such party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (d) Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance or enforcement thereof.

         13.7. Specific Performance: The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         13.8. General: This Agreement: (i) shall inure to the benefit of and be binding on the parties hereto and their heirs, personal representatives, successors and permitted assigns, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder except for the parties benefiting from Sections 1.2(c) and 6.1 shall be third party beneficiaries hereunder; (ii) may not be assigned by a party without the prior written consent of the other parties; and (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument The Section, Schedule and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                   PET QUARTERS, INC.


                                By:
                                   ---------------------------------------------
                                   Steve Dempsey, CEO



                                   PQ ACQUISITION COMPANY III, INC.


                                By:
                                   ---------------------------------------------
                                   Steve Dempsey, President



                                   ALLPETS.COM, INC.


                                By:
                                   ---------------------------------------------
                                   Niloofar Razi Howe, CEO/President and Top Dog